Exhibit (h)(4)

FUND COMPLIANCE AND AML SERVICES AGREEMENT

AGREEMENT made as of October 31, 2014 by and between Harding Loevner Funds, Inc., a Maryland Corporation, with its principal office and place of business at 400 Crossing Boulevard, Fourth Floor, Bridgewater, New Jersey 08807 (the “Fund Company”), and Alaric Compliance Services, LLC, a Delaware limited liability company, with its principal office and place of business at 150 Broadway, #302, New York, New York 10038 (“Alaric”).

WHEREAS, the Fund Company is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company and has created and issued shares in one or more series (each such series a “Fund” and collectively, the “Funds”); and

WHEREAS, the Fund Company desires that Alaric perform certain compliance services and Alaric is willing to provide those services on the terms and conditions set forth in this Agreement;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Fund Company and Alaric hereby agree as follows:

SECTION 1. APPOINTMENT; DELIVERY OF DOCUMENTS

(a)      The Fund Company hereby appoints Alaric, and Alaric hereby agrees, to provide a Chief Compliance Officer (“CCO”), as described in Rule 38a-1 of the 1940 Act (“Rule 38a-1”) and an Anti-Money Laundering Officer (“AMLO”), to the Fund Company for the period and on the terms and conditions set forth in this Agreement.

(b)      In connection therewith, the Fund Company has delivered to Alaric copies of, and shall promptly furnish Alaric with all amendments of or supplements to: (i) the Fund Company’s Articles of incorporation and Bylaws (collectively, as amended from time to time, “Organizational Documents”); (ii) the Fund Company’s current Registration Statement, as amended or supplemented, filed with the U.S. Securities and Exchange Commission (“SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), and/or the 1940 Act (the “Registration Statement”); (iii) the current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”) in place for each of the Funds covered by this Agreement; (iv) each plan of distribution or similar document that may be adopted by the Fund Company under Rule 12b-1 under the 1940 Act and each current shareholder service plan or similar document adopted by the Fund Company with respect to any or all of its Funds; (v) copies of the Fund Company’s current annual and semi-annual reports to shareholders; and (vi) all compliance and risk management policies, programs and procedures adopted by the Fund Company with respect to the Funds. Alaric agrees that previous delivery of such documents by the Fund Company to Susan Mosher satisfies the requirements of this paragraph. The Fund Company shall deliver to Alaric a certified copy of the resolution of the Board of Directors of the

Fund Company (the “Board”) appointing the CCO and AMLO and authorizing the execution and delivery of this Agreement. In addition, the Fund Company shall deliver, or cause to deliver, to Alaric upon Alaric’s reasonable request any other documents that would enable Alaric to perform the services described in this Agreement.

SECTION 2. DUTIES OF ALARIC

(a)      Subject to the approval of the Board, Alaric shall make available a qualified person who is competent and knowledgeable regarding the federal securities laws to act as the Fund Company’s CCO. Notwithstanding anything to the contrary in this Agreement, Alaric shall make Susan Mosher available to serve as CCO to the Fund Company for as long as Susan Mosher maintains an independent contractor arrangement with Alaric through her Delaware limited liability company, Carol Consulting Group, LLC. Fund Company wishes to engage Susan Mosher to serve as its CCO, and Susan Mosher wishes to serve as CCO to the Fund Company. Alaric’s responsibility for the activities of the CCO are limited to the extent that the Board shall make all decisions regarding the designation and termination of the CCO and shall review and approve the compensation of the CCO as provided by Rule 38a-1.

(b)	With respect to the Fund Company, the CCO shall:

(i)      report directly to the Board;

(ii)      review and administer the Fund Company’s compliance program policies and procedures and review and oversee those policies and procedures of the adviser, administrator, principal underwriter and transfer agent (collectively, “Service Providers”) that relate to the Fund Company or its Funds;

(iii)      conduct periodic reviews of the Fund Company’s compliance program and incorporate any new or changed regulations, best practice recommendations or other guidelines that may be appropriate;

(iv)      review, no less frequently than annually, the adequacy of the policies and procedures of the Fund Company and its Service Providers and the effectiveness of their implementation;

(v)      apprise the Board of significant compliance events at the Fund Company or its Services Providers;

(vi)      design testing methods for the Fund Company’s compliance program policies and procedures;

(vii)      perform and document periodic testing of certain key control procedures (as appropriate to the circumstances), including reviewing reports, investigating exceptions, and making inquiries of Fund Company management and Service Providers;

(viii)      conduct periodic site visits to the adviser and other Service Providers, as necessary;

(ix)      provide compliance training and deliver compliance-related updates to the Fund Company or its Service Providers, as necessary;

(x)      establish a quarterly reporting process to the Board, including both written and oral reports. The CCO will attend regularly scheduled board meetings as well as special meetings on an as-needed basis.

(xi)      prepare a written annual report for the Board. Such report shall, at a minimum, address (A) the operation of the Fund Company’s and its Service Providers’ policies and procedures since the last report to the Board; (B) any material changes to such policies and procedures since the last report; (C) any recommendations for material changes to the policies and procedures as a result of the periodic or annual reviews referred to in Sections 2(b)(iii) and (iv) above; and (D) any “material compliance matters” (as defined in Rule 38a-1) since the date of the last report;

(xii)      no less than annually, the CCO shall meet separately with those members of the Board that are not “interested persons” of the Fund Company; and

(xiii)      provide the Fund Company with appropriate support during regulatory examinations or investigations, including on-site support to the extent necessary or desirable in light of the nature of the examination or investigation.

(c)      Subject to the approval of the Board, Alaric shall make available a qualified person, who is competent and knowledgeable regarding the anti-money laundering rules and regulations applicable to mutual funds, to act as the Fund Company’s AMLO. Notwithstanding anything to the contrary in this Agreement, Alaric shall make Susan Mosher available to serve as AMLO to the Fund Company for as long as Susan Mosher maintains an independent contractor arrangement with Alaric through her Delaware limited liability company, Carol Consulting Group, LLC (“CCG”). Fund Company wishes to engage Susan Mosher to serve as its AMLO, and Susan Mosher wishes to serve as AMLO to the Fund Company.

(d)      With respect to the Fund Company, the AMLO shall:

(i)	review the adequacy of the Fund Company’s AML policies and procedures and the effectiveness of their implementation;

(ii)

perform testing of certain control procedures, including collecting and organizing relevant data and reviewing reports, investigating exceptions, and making inquiries of Fund Company personnel and relevant Service Providers;

(iii)	monitor and review AML responsibilities that have been delegated to Service Providers;

(iv)	conduct site visits to appropriate Service Providers as necessary; and

(v)	assist the Fund Company with AML compliance matters as requested.

(e)      Alaric will provide such resources and support to the CCO and the AMLO as are reasonably requested by the Fund Company or as may be necessary and appropriate to allow the CCO and the AMLO, respectively, to perform their obligations under this Agreement. Without limiting the generality of the foregoing, Alaric will provide the following specific support services to the CCO and AMLO: (i) access to Alaric personnel for consultation regarding compliance issues and industry developments; (ii) access to the computer servers of Alaric; (iii) access to Alaric’s research library which includes sample policies and procedures, conference materials and other compliance documentation; and (iv) IT and administrative support as reasonably requested by the CCO and AMLO.

(f)      Alaric shall maintain (or shall ensure that CCG maintains) records relating to its services, such as compliance policies and procedures, relevant Board presentations, annual reviews, and other records, as are required to be maintained under the 1940 Act and Rule 38a-1 thereunder (collectively, the “Records”). Such Records shall be maintained in the manner and for the periods as are required under such laws and regulations. The Records shall be the property of the Fund Company. The Fund Company, or the Fund Company’s authorized representatives, shall have access to the Records at all times during Alaric’s normal business hours. Upon the reasonable request of the Fund Company, copies of any of the Records shall be provided promptly by Alaric to the Fund Company or its authorized representatives at the Fund Company’s expense.

(g)      Alaric may provide other services and assistance relating to the affairs of the Fund Company as the Fund Company may, from time to time, request subject to mutually acceptable compensation and implementation agreements.

(h)      Nothing contained herein shall be construed to require Alaric to perform any service that could cause Alaric to be deemed an investment adviser for purposes of the 1940 Act or the Investment Advisers Act of 1940, as amended, or that could cause any Fund to act in contravention of such Fund’s Prospectus or any provision of the 1940 Act. Further, while Alaric will provide consulting and other services under this Agreement to assist the Fund Company with respect to the Fund Company’s obligations under and compliance with various laws and regulations, Fund Company understands and agrees that Alaric is not a law firm and that nothing contained herein shall be construed to create an attorney-client relationship between Alaric and Fund Company or to require Alaric to render legal advice or otherwise engage in the practice of law in any jurisdiction. Thus, except with respect to Alaric’s duties as set forth in this Section 2 and, except as otherwise specifically provided herein, the Fund Company assumes all responsibility for ensuring that the Fund Company and each of its Funds complies with all applicable requirements of the Securities Act, the Securities Exchange Act of 1934 (the “Exchange Act”), the 1940 Act and any laws, rules and regulations of governmental authorities with jurisdiction over the Fund Company or the Funds. All references to any law in this Agreement shall be deemed to include reference to the applicable rules and regulations promulgated under authority of the law and all official interpretations of such law or rules or regulations.

(h)      Alaric does not offer legal or accounting services and does not provide substitute services for the services provided by legal counsel or that of a certified public accountant. Alaric will make every reasonable effort to provide the services described in this Agreement ; however, Alaric does not guarantee that work performed by Alaric or the CCO or AMLO for the Fund Company would be favorably received by any regulatory agency.

(i)      In order for Alaric to perform the services required by this Section 2, the Fund Company shall (1) instruct all Service Providers to furnish any and all information to Alaric or Susan Mosher as reasonably requested by Alaric, and assist Alaric or Susan Mosher as may be required and (2) ensure that Alaric or Susan Mosher has access to all records and documents maintained by the Fund Company or any Service Provider.

SECTION 3. STANDARD OF CARE; LIMITATION OF LIABILITY; INDEMNIFICATION

(a)      Alaric, the CCO and the AMLO shall each perform all services set forth herein in a professional manner, shall use their best judgment and efforts in rendering the services described in this Agreement and shall not be liable to the Fund Company, any Fund or any of the Funds’ stockholders for any action or inaction of Alaric or the CCO or AMLO relating to any event whatsoever in the absence of breach of this Agreement, bad faith, reckless disregard, gross negligence or willful misfeasance. Further, neither Alaric nor the CCO or AMLO shall be liable to the Fund Company, any Fund or any of the Funds’ stockholders for any action taken, or failure to act, in good faith reliance upon: (i) the advice and opinion of Fund Company counsel; and/or (ii) any certified copy of any resolution of the Board. Neither Alaric nor the CCO or AMLO shall be under any duty or obligation to inquire into the validity or invalidity or authority or lack thereof of any statement, oral or written instruction, resolution, signature, request, letter of transmittal, certificate, opinion of counsel, instrument, report, notice, consent, order, or any other document or instrument which Alaric, the CCO or the AMLO reasonably believe in good faith to be genuine.

(b)      The Fund Company agrees to indemnify and hold harmless Alaric, its affiliates and each of their respective directors, officers, employees and agents and any person who controls Alaric within the meaning of Section 15 of the Securities Act (any of Alaric, its affiliates, their respective officers, employees, agents and directors or such control persons, for purposes of this paragraph, a “Alaric Indemnitee”), out of the assets of the applicable Fund, against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) Alaric’s performance of its duties under this Agreement , or (ii) the breach of any obligation, representation or warranty under this Agreement by the Fund Company.

In no case (i) is the indemnity of the Fund Company in favor of any Alaric Indemnitee to be deemed to protect the Alaric Indemnitee against any liability to which the Alaric Indemnitee would otherwise be subject by reason of breach of this Agreement by Alaric the CCO or the AMLO, willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of its reckless disregard of their obligations and duties under this Agreement, or (ii) is the

Fund Company to be liable with respect to any claim made against any Alaric Indemnitee unless the Alaric Indemnitee notifies the Fund Company in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Alaric Indemnitee (or after the Alaric Indemnitee receives notice of service on any designated agent).

Failure to notify the Fund Company of any claim shall not relieve the Fund Company from any liability that it may have to any Alaric Indemnitee unless failure or delay to so notify the Fund Company prejudices the Fund Company’s ability to defend against such claim. The Fund Company shall be entitled to participate at its own expense in the defense, or, if it so elects, to assume the defense of any suit brought to enforce any claims, but if the Fund Company elects to assume the defense, the defense shall be conducted by counsel chosen by it and reasonably satisfactory to the Alaric Indemnitee. In the event the Fund Company elects to assume the defense of any suit and retain counsel, the Alaric Indemnitee shall bear the fees and expenses of any additional counsel retained by them. If the Fund Company does not elect to assume the defense of any suit, it will reimburse the Alaric Indemnitee for the reasonable fees and expenses of any counsel retained by them.

(c)      Alaric agrees to indemnify and hold harmless the Fund Company, its affiliates and each of their respective directors, officers, employees and agents and any person who controls the Fund Company within the meaning of Section 15 of the Securities Act (for purposes of this paragraph, any of the Fund Company, its affiliates and each of their directors, officers, employees and agents and such controlling persons are referred to as the “Fund Indemnitees”) against any loss, liability, claim, damages or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damages or expense and reasonable counsel fees incurred in connection therewith) arising out of or based upon (i) the breach of any obligation, representation or warranty under this Agreement by Alaric, the CCO or the AMLO, (ii) Alaric’s, the CCO’s or the AMLO’s bad faith, reckless disregard, gross negligence, or willful misfeasance, or (iii) Alaric’s, the CCO’s or the AMLO’s failure to comply in any material respect with applicable securities laws.

In no case (i) is the indemnity of Alaric in favor of any Fund Indemnitee to be deemed to protect any Fund Indemnitee against any liability to which such Fund Indemnitee would otherwise be subject by reason of breach of this Agreement by the Fund Indemnitee willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of its reckless disregard of its obligations and duties under this Agreement, or (ii) is Alaric to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against any Fund Indemnitee unless the Fund Indemnitee notifies Alaric in writing of the claim within a reasonable time after the summons or other first written notification giving information of the nature of the claim are served upon the Fund Indemnitee (or after the Fund Indemnitee has received notice of service on any designated agent).

Failure to notify Alaric of any claim shall not relieve Alaric from any liability that it may have to the Fund Indemnitee against whom such action is brought unless failure or delay to so notify Alaric prejudices Alaric’s ability to defend against such claim. Alaric shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce the claim, but if Alaric elects to assume the defense, the defense shall be conducted by counsel chosen by it and satisfactory to the Fund Indemnitee. In the event that Alaric elects to assume the defense of any suit and retain counsel, the Fund Indemnitee shall bear the fees and expenses of any additional counsel retained by them. If Alaric does not elect to assume the defense of any suit, it will reimburse the Fund Indemnitee for the reasonable fees and expenses of any counsel retained by them.

(d)      No indemnified party shall settle any claim against it for which it intends to seek indemnification from the indemnifying party, under the terms of section 3(b) or 3(c) above, without prior written notice to and consent from the indemnifying party, which consent shall not be unreasonably withheld. No indemnified or indemnifying party shall settle any claim unless the settlement contains a full release of liability with respect to the other party in respect of such action.

(e)      The Fund Company, and not Alaric, shall be solely responsible for approval of the designation of the CCO and the AMLO, as well as for removing the CCO and/or AMLO, as the case may be, from his or her responsibilities related to the Funds in accordance with Rule 38a-1.

SECTION 4. REPRESENTATIONS AND WARRANTIES

(a)      Alaric covenants, represents and warrants to the Fund Company that:

(i)      it is a limited liability company duly organized and in good standing under the laws of the State of [Delaware];

(ii)      it is duly qualified to carry on its business in the State of New York;

(iii)      it is empowered under applicable laws and by its Operating Agreement to enter into this Agreement and perform its duties under this Agreement;

(iv)      all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement;

(v)      it has access to the necessary facilities, equipment, and personnel with the requisite knowledge and experience to assist the CCO and the AMLO in the performance of their duties and obligations under this Agreement ;

(vi)      this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of Alaric, enforceable against Alaric in accordance with its terms, subject to bankruptcy, insolvency, reorganization , moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vii)      it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as a CCO and who will, in the exercise of his or her duties to the Fund Company, act in good faith and in a manner reasonably believed by him or her to be in the best interests of the Funds;

(viii)      it shall make available a person who is competent and knowledgeable regarding the federal securities laws and is otherwise reasonably qualified to act as an AMLO;

(ix)      it shall compensate the CCO fairly, subject to the Board’s right under any applicable regulation (e.g., Rule 38a-1) to approve the designation, termination and level of compensation of the CCO. In addition, it shall not retaliate against the CCO should the CCO inform the Board of a compliance failure or take aggressive action to ensure compliance with the federal securities laws by the Fund Company or a Service Provider;

(x)      it shall report to the Board immediately if it learns of CCO or AMLO malfeasance or in the event the CCO or AMLO is terminated as a CCO or AMLO, as the case may be, by another fund company or if the arrangement with the CCO and CCG is terminated by Alaric;

(xi)      it shall report to the Board if at any time the CCO or the AMLO, as the case may be, is/are subject to the disqualifications set forth in Section 15(b)(4) of the Exchange Act or Section 9 of the 1940 Act; and

(xii)      it maintains appropriate security measures to protect personal information of Fund Company shareholders and others in accordance with applicable law, rules and regulations.

(b)      The Fund Company covenants, represents and warrants to Alaric that:

(i)      it is a corporation duly organized and in good standing under the laws of the State of Maryland;

(ii)      it is empowered under applicable Jaws and by its organizational documents to enter into this Agreement and perform its duties under this Agreement;

(iii)      all requisite corporate proceedings have been taken to authorize it to enter into this Agreement and perform its duties under this Agreement ;

(iv)      it is an open-end management investment company registered under the 1940 Act;

(v)      this Agreement, when executed and delivered, will constitute a legal, valid and binding obligation of the Fund Company, enforceable against the Fund Company in accordance with its terms, subject to bankruptcy , insolvency, reorganization , moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties;

(vi)      a registration statement under the Securities Act and the Investment Company Act is effective and will remain effective and appropriate State securities law filings have been made and will continue to be made with respect to the Funds;

(vii)      The CCO and AMLO shall be covered by the Fund Company’s Directors & Officers Liability Insurance Policy (the “Policy”), and the Fund Company shall use reasonable efforts to ensure that such coverage be (a) reinstated should the Policy be cancelled ; (b) continued after either or both the CCO and/or AMLO ceases to serve as an officer of the Fund Company on substantially the same terms as such coverage is provided for all other Fund Company officers after such persons are no longer officers of the Fund Company; and (c) continued in the event the Fund Company merges or terminates, on the same terms as such coverage is provided for all other Fund Company officers. The Fund Company shall provide Alaric with proof of current coverage, including a copy of the Policy , and shall notify Alaric immediately should the Policy be cancelled or terminated; and

(viii)      the CCO and AMLO are named officers in the Fund Company’s corporate resolutions and subject to the provisions of the Fund Company’s organizational documents regarding indemnification of its officers.

SECTION 5. COMPENSATION AND EXPENSES

(a)      In consideration of the compliance services provided by Alaric pursuant to this Agreement , the Fund Company shall pay Alaric the fees and expenses set forth in Appendix A hereto.

All fees payable hereunder shall be accrued daily by the Fund Company and shall be payable monthly in arrears on the first business day of each calendar month for services performed during the prior calendar month. All reasonable and documented out-of-pocket charges incurred by Alaric shall be paid as incurred. If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs. Upon the termination of this Agreement, the Fund Company shall pay to Alaric such compensation as shall be due and payable as of the effective date of termination.

(b)      Alaric may, with respect to questions of law relating to its services hereunder, apply to and obtain the advice and opinion of Fund Company counsel. The costs of any such advice or opinion shall be borne by the Fund Company out of the assets of the applicable Fund or Funds, provided that the Fund Company shall not bear any such expense in excess of $10,000 with respect to a matter upon which Alaric seeks such advice or opinion from Fund Company Counsel unless Alaric provided prior written notice of such request to the officers or the Board of Directors of the Fund Company.

(c)      The CCO and AMLO are serving solely as officers of the Fund Company and neither the CCO, the AMLO nor Alaric shall be responsible for, or have any obligation to pay, any of the expenses of the Fund Company or any of its Funds. All Fund Company expenses shall be the sole obligation of the Fund Company, which shall pay or cause to be paid all Fund expenses.

SECTION 6. EFFECTIVENESS, DURATION, TERMINATION AND ASSIGNMENT

(a)      This Agreement shall become effective on the date indicated above or at such time as Alaric commences providing services under this Agreement, whichever is later (the “Effective Date”). Upon the Effective Date, this Agreement shall constitute the entire agreement between the parties and shall supersede all previous agreements between the parties, whether oral or written, relating to the Fund Company.

(b)      This Agreement shall continue in effect until terminated in accordance with the provisions hereof.

(c)      This Agreement may be terminated at any time, without the payment of any penalty (i) by the Board on sixty (60) days’ written notice to Alaric or (ii) by Alaric on sixty (60) days’ written notice to the Fund Company, provided, however, that the Board will have the right and authority to remove the individual designated by Alaric as the Fund Company’s CCO at any time, with or without cause, without payment of any penalty . In this case, Alaric will designate another employee of Alaric, subject to approval of the Board and the Independent Directors, to serve as temporary CCO until the earlier of: (i) the designation of a new permanent CCO; or (ii) the termination of this Agreement.

(d)      Should the employment or independent contractor status of the individual designated by Alaric to serve as the Fund Company’s CCO be terminated for any reason, Alaric will immediately designate another qualified individual, subject to ratification by the Board and the Independent Directors, to serve as temporary CCO until the earlier of: (i) the designation, and approval by the Board, of a new permanent CCO; or (ii) the termination of this Agreement. If, however, the Board desires to retain the individual as CCO, upon terms and conditions mutually satisfactory to said individual and the Board, Alaric agrees that it will continue to provide the services described in Sections 2(c) through (f) of this Agreement and the Fund Company shall continue to pay all fees due pursuant to this Agreement until such time as either party terminates the Agreement, in accordance with this Section 6.

(e)      The provisions of Sections 3, 6(e), 7, 10, 11, and 12 shall survive any termination of this Agreement.

(f)      This Agreement and the rights and duties under this Agreement shall not be assignable by either Alaric or the Fund Company except by the specific written consent of the other party. All terms and provisions of this Agreement shall be binding upon, inure to the benefit of and be enforceable by the respective successors and permitted assigns of the parties hereto.

SECTION 7. CONFIDENTIALITY

Each party shall comply with the laws and regulations applicable to it in connection with its use of confidential information , including, without limitation, Regulation S-P (if applicable). Alaric agrees to treat all records and other information related to the Fund Company as proprietary information of the Fund Company and, on behalf of itself and its employees, to keep confidential all such information, except that Alaric may release such other information (a) as approved in writing by the Fund Company, which approval shall not be unreasonably withheld and may not be withheld where Alaric is advised by reputable counsel that it may be exposed to civil or criminal contempt proceedings for failure to release the information (provided, however, that Alaric shall seek the approval of the Fund Company as promptly as possible so as to enable the Fund Company to pursue such legal or other action as it may desire to prevent the release of such information) or (b) when so requested in writing by the Fund Company. Alaric shall implement and maintain appropriate security measures for personal information of Fund Company shareholders and others in accordance with applicable law, rules and regulations .

SECTION 8. FORCE MAJEURE

Alaric shall maintain a commercially reasonable and regulatorily compliant business continuity and disaster recovery plan. Alaric shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication system or power supply. In addition, except with respect to CCG or any sub-contractor hired by Alaric, to the extent Alaric’s obligations hereunder are to oversee or monitor the activities of third parties, Alaric shall not be liable for any failure or delay in the performance of Alaric’s duties caused, directly or indirectly, by the failure or delay of such third parties in performing their respective duties or cooperating reasonably and in a timely manner with Alaric.

SECTION 9. ACTIVITIES OF ALARIC

(a)      Except to the extent necessary to perform Alaric’s obligations under this Agreement, nothing herein shall be deemed to limit or restrict Alaric’s right, or the right of any of Alaric’s managers, officers or employees who also may be a director, trustee, officer or employee of the Fund( including, without limitation, the CCO and/or AMLO), or who are otherwise affiliated persons of the Fund, to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other corporation, trust, firm, individual or association.

(b)      Upon prior written approval by the Fund Company, Alaric may subcontract any or all of its functions or responsibilities pursuant to this Agreement to one or more persons, which may be affiliated persons of Alaric who agree to comply with the terms of this Agreement; provided, that any such subcontracting shall not relieve Alaric of its responsibilities hereunder. Alaric may pay those persons for their services, but no such payment will increase Alaric’s compensation or reimbursement of expenses from the Fund Company.

SECTION 10. COOPERATION WITH INDEPENDENT PUBLIC ACCOUNTANTS

Alaric shall cooperate with the Fund Company’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of such accountants’ duties.

SECTION 11. LIMITATION OF STOCKHOLDER AND TRUSTEE LIABILITY

The Directors of the Fund Company and the stockholders of the Funds shall not be liable for any obligations of the Fund Company under this Agreement, and Alaric agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the applicable Funds.

SECTION 12. MISCELLANEOUS

(a)      Neither party to this Agreement shall be liable to the other party for consequential, special or indirect damages under any provision of this Agreement.

(b)      This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware, except to the extent inconsistent with federal law, without regard to the conflict of laws provisions thereof.

(c)      This Agreement may be executed by the parties hereto in any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(d)      If any part, term or provision of this Agreement is held to be illegal, in conflict with any Jaw or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid. This Agreement shall be construed as if drafted jointly by both Alaric and Fund Company and no presumptions shall arise favoring any party by virtue of authorship of any provision of this Agreement.

(e)      Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(f)      Notices, requests, instructions and communications received by the parties at their respective principal places of business, or at such other address as a party may have designated in writing, shall be deemed to have been properly given.

(g)      Nothing contained in this Agreement is intended to or shall require Alaric, in any capacity hereunder, to perform any functions or duties on any day other than a Fund Company business day. Functions or duties normally scheduled to be performed on any day which is not a Fund Company business day shall be performed on, and as of, the next Fund Company business day, unless otherwise required by law.

(h)      The term “affiliate” and all forms thereof used herein shall have the meanings ascribed thereto in the 1940 Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written.

HARDING LOEVNER FUNDS, INC.

By:	/s/ Richard Reiter
Name: Richard Reiter
Title: President

ALARIC COMPLIANCE SERVICES, LLC

By:	/s/ Guy F. Talarico
Name:	Guy F. Talarico
Title:	Chief Executive Officer

Appendix A

Alaric Compensation

(I) Compliance Services

Recurring Fees	Per Annum
Fee for services of the Fund Company’s CCO	$110,000 for Fund Company, plus $7,500 per Fund, calculated and billed monthly.

Note: It is acknowledged that the recurring fee does not provide for unlimited access to the services of the Fund CCO and, in the case of regulatory examinations of the Fund Company that will require an extraordinary level of involvement by the Fund CCO, the parties agree to negotiate in good faith regarding fair compensation to Alaric for such additional services. For such purposes, the Fund Company agrees that $200/hour represents a fair assessment of the value of the Fund CCO’s services.

(2) AML Services

Recurring Fees	Per Annum
Fee for services of the Fund Company’s AML Officer	$10,000 calculated and billed monthly.

(3) Once each calendar year, the parties hereto shall review the fees payable hereunder and shall negotiate in good faith to determine whether any amendment to the fees is appropriate in light of the circumstances at that time, if it is determined that an amendment to the fees is appropriate, the parties shall amend the fee schedule as appropriate to reflect such amendment.

(4) Out-Of-Pocket and Related Expenses: The Fund Company shall also reimburse Alaric for reasonable out-of-pocket and ancillary expenses incurred in the provision of services pursuant to this Agreement, including but not limited to the following:

(i)	reasonable travel expenses incurred in connection with the provision of the services pursuant to this Agreement;

(ii)	reasonable travel expenses incurred in connection with travel requested by the Board; and

(iii)	any other expenses incurred in connection with the provision of the services pursuant to this Agreement.